Exhibit 99.1
Tilly's, Inc. Announces Fiscal 2020 Second Quarter Operating Results,
Provides Third Quarter Business Update

Irvine, CA – September 3, 2020 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the second quarter and first half of fiscal 2020 ended August 1, 2020.
"I am very proud of our team's efforts managing through the unanticipated challenges we faced during the quarter," commented Ed Thomas, President and Chief Executive Officer. "Our second quarter results were much better than we anticipated considering that the quarter started with all stores closed. The third quarter has been significantly impacted by the delay in back-to-school dates thus far, but we continue to carefully manage our inventory levels and expenses to protect our long-term health to the best of our ability in this largely unpredictable environment."

Second Quarter Results Overview
The following comparisons refer to operating results for the second quarter of fiscal 2020 versus the second quarter of fiscal 2019 ended August 3, 2019:

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Total net sales were $135.8 million, a decrease of $25.9 million or 16.0%, compared to $161.7 million last year. As previously announced, the Company began the second quarter with all 239 of its stores closed to the public as a result of the impacts of the COVID-19 pandemic. Beginning on May 15, 2020, the Company began reopening its stores in a phased approach. The Company reopened 144 of its stores during the second half of May, 88 more stores throughout the month of June, and 3 additional stores in early July to reach 235, or 98%, of total stores reopened. Following California state direction on July 13 to close indoor malls, the Company had 33 of its 98 California stores closed for the remainder of the quarter. Net sales from physical stores for the second quarter of fiscal 2020 were $83.9 million, a decrease of $55.1 million or 39.6%, compared to $138.9 million for the second quarter of fiscal 2019. Net sales from stores represented 61.7% of total net sales for the quarter compared to 85.9% of total net sales last year. Net sales from e-commerce for the second quarter of fiscal 2020 were $52.0 million, an increase of $29.2 million or 127.8%, compared to $22.8 million for the second quarter of fiscal 2019. E-commerce net sales represented 38.3% of total net sales for the quarter compared to 14.1% last year. The Company ended the second quarter of fiscal 2020 with 238 total stores, including one RSQ-branded pop-up store, of which 33 California stores were closed, compared to 229 total stores, including three RSQ-branded pop-up stores, all of which were open to the public without restrictions last year.

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Gross profit was $41.7 million, or 30.7% of net sales, compared to $51.7 million, or 32.0% of net sales last year. Product margins improved 360 basis points as a percentage of net sales primarily due to strong regular-priced selling upon the reopening of stores. Buying, distribution and occupancy costs deleveraged by 490 basis points collectively against lower total sales. Occupancy costs deleveraged 270 basis points as a percentage of net sales, despite being $0.4 million lower than last year, against lower total net sales. Distribution costs deleveraged 200 basis points as a percentage of net sales primarily due to an increase in e-commerce shipping costs of $3.0 million resulting from a greater volume of e-commerce orders. Buying costs deleveraged 20 basis points as a percentage of net sales.

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Selling, general and administrative expenses ("SG&A") were $34.0 million, or 25.0% of net sales, compared to $39.6 million, or 24.5% of net sales, last year. The $5.6 million decrease in SG&A was primarily due to reduced store payroll and related benefits expenses of $7.5 million resulting from the various periods of store closures during the quarter and reduced staffing levels upon reopening of stores. Most other expenses were also reduced compared to last year. These expense decreases were partially offset by higher e-commerce marketing and fulfillment expenses of approximately $3.9 million associated with significant growth in e-commerce orders compared to last year.

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Operating income was $7.7 million, or 5.7% of net sales, compared to operating income of $12.1 million, or 7.5% of net sales, last year. The decrease in operating income was primarily attributable to the impacts of the COVID-19 pandemic on our business as noted above.

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Income tax expense was $2.8 million, or 34.3% of pre-tax income, compared to $3.4 million, or 26.8% of pre-tax income, last year. Income tax expense for both periods includes certain discrete items associated with employee stock-based award activity. The increase in the effective income tax rate for fiscal 2020 is primarily due to the anticipated benefit from the Coronavirus Aid, Relief, and Economic Security Act enacted on March 27, 2020 (the "CARES Act"), which provides for net operating losses in fiscal 2020 to be carried back to earlier tax years with higher tax rates than the current year.

•	Net income was $5.3 million, or $0.18 per diluted share, compared to $9.3 million, or $0.31 per diluted share, last year.

First Half Results Overview
The following comparisons refer to operating results for the first half of fiscal 2020 versus the first half of fiscal 2019 ended August 3, 2019:

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Total net sales were $213.1 million, a decrease of $78.9 million or 27.0%, compared to $292.0 million last year. All 239 of the Company's stores were closed effective March 18, 2020, as a result of impacts of the COVID-19 pandemic and remained closed until reopened as noted above. Net sales from physical stores were $130.8 million, a decrease of $118.7 million or 47.6%, compared to $249.6 million last year. Net sales from stores represented 61.4% of total net sales compared to 85.5% of total net sales last year. Net sales from e-commerce were $82.3 million, an increase of $39.8 million or 93.8% compared to approximately $42.5 million last year. E-commerce net sales represented 38.6% of total net sales compared to 14.5% last year.

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Gross profit was $43.3 million, or 20.3% of net sales, compared to $87.4 million, or 29.9% of net sales last year. Product margins decreased 50 basis points as a percentage of net sales primarily due to increased markdowns. Occupancy costs deleveraged 600 basis points as a percentage of net sales, despite being $0.8 million lower than last year, against lower total net sales. Distribution costs deleveraged 280 basis points as a percentage of net sales primarily due to an increase in e-commerce shipping charges of $3.9 million resulting from a greater volume of e-commerce orders. Buying costs deleveraged 40 basis points as a percentage of net sales despite being flat in dollars compared to last year.

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SG&A expenses were $64.0 million, or 30.0% of net sales, compared to $75.1 million, or 25.7% of net sales, last year. The $11.2 million decrease in SG&A was primarily due to reduced store payroll and related benefits expenses of $12.4 million resulting from the various periods of store closures during the first half of the year and reduced staffing levels upon reopening of stores. Most other expenses were also reduced compared to last year. These expense reductions were partially offset by higher e-commerce marketing and fulfillment expenses of approximately $5.2 million associated with significant growth in e-commerce orders compared to last year.

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Operating loss was $(20.7) million, or (9.7)% of net sales, compared to operating income of $12.3 million, or 4.2% of net sales, last year. The decrease in operating results was primarily attributable to the impacts of the COVID-19 pandemic on our business as noted above.

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Income tax benefit was $7.8 million, or 39.3% of pre-tax loss, compared to income tax expense of $3.7 million, or 27.1% of pre-tax income, last year. Income tax expense for both periods includes certain discrete items associated with employee stock-based award activity. The increase in the effective income tax rate for fiscal 2020 is primarily due to the anticipated benefit from the CARES Act, as previously noted.

•	Net loss was $(12.1) million, or $(0.41) per share, compared to net income of $10.0 million, or $0.33 per diluted share, last year.

Balance Sheet and Liquidity
As of August 1, 2020, the Company had $148.9 million of cash and marketable securities, including $23.7 million borrowed under its credit facility and an aggregate of $13.9 million of withheld store lease payments. Excluding the cash borrowed under its credit facility and withheld store lease payments as a result of the COVID-19 pandemic, the Company’s remaining cash and marketable securities would have totaled $111.3 million as of August 1, 2020, compared to $124.8 million with no borrowings under its credit facility and no withheld lease payments as of August 3, 2019 (the end of the second quarter of fiscal 2019). The Company ended the second quarter of fiscal 2020 with merchandise inventories per square foot down 8.9% compared to last year. In response to the COVID-19 pandemic and the resulting current environment, the Company has significantly reduced its future inventory commitments through the remainder of fiscal 2020.

Fiscal 2020 Third Quarter Business Update
At this time, the Company cannot predict with any certainty what future customer traffic or comparable store net sales results will be in light of continuing uncertainties surrounding the COVID-19 pandemic, including but not limited to its impacts on consumer behavior, the Company's ability to continue to operate some or all of its stores or its e-commerce business at any point in time, and the adverse impacts on the back-to-school season so far this year. As a result, the Company cannot provide any specific sales or earnings guidance. However, the Company is providing the following updates regarding its fiscal 2020 third quarter business:

•	The Company's total net sales for fiscal August ended August 29, 2020, were $50.2 million, a decrease of $27.7 million or 35.6%, compared to $77.9 million for fiscal August last year.

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Net sales from physical stores, including all periods of store closures and net sales from new stores not yet open for a full year, were $36.6 million, a decrease of $31.6 million or 46.3% compared to $68.3 million for the comparable period last year.

•	Net sales from e-commerce were $13.6 million, an increase of $4.0 million or 40.6% compared to $9.6 million for the comparable period last year.

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Net sales during the fiscal month of August have represented approximately 50% of third quarter net sales for each of the past four fiscal years. However, in many school districts across the country this year, there have been significant delays in back-to-school dates and adjustments of some or all of their curriculum to an online or remote format. The first two weeks of fiscal August last year were the two highest net sales volume weeks of the third quarter, during which the Company generated net sales of $49.1 million last year in a normal, healthy back-to-school season compared to $27.0 million for the same two weeks this year. This led to a highly negative start to the third quarter of fiscal 2020 in terms of comparable net sales for the Company. Although comparable net sales remained highly negative for the rest of the month compared to last year, results improved trend-wise from week to week as the month progressed.

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As noted previously, the Company entered the third quarter of fiscal 2020 with 33 of its California-based stores closed as a result of government response to the COVID-19 pandemic. These closed stores represent 14% of the Company's current total store count, and accounted for $22 million, or 14%, of total net sales during the third quarter of fiscal 2019. On August 28, 2020, the State of California issued new guidelines regarding the reopening of businesses in light of the ongoing pandemic, including significant restrictions on customer occupancy. In accordance with these new guidelines, the Company reopened 15 of these stores on August 31, 2020, an additional six stores reopened on September 1, 2020, and one additional store reopened on September 2, 2020. At this time, the Company expects to open one additional store on September 4, 2020. The Company continues to monitor the latest guidelines from local, state and federal governments and health organizations to determine when the remaining 10 stores may be able to reopen, but cannot predict with any certainty at this time when that may be.

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Cumulative comparable store net sales in reopened stores have decreased 25.5% collectively since their respective reopening dates through September 1, 2020, compared to the respective comparable fiscal dates of last year.

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As a result of the above factors, the Company currently expects its fiscal 2020 third quarter net sales to be significantly below the net sales of $154.8 million that the Company reported for the third quarter of fiscal 2019.

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As of September 2, 2020, the Company had $161.9 million of cash and marketable securities, including $23.7 million borrowed under its credit facility and an aggregate of $14.0 million of withheld store lease payments. Excluding the cash borrowed under its credit facility and withheld store lease payments, the Company’s remaining cash and marketable securities would have totaled $124.2 million as of September 2, 2020, compared to $165.5 million with no credit facility borrowings and no withheld store lease payments as of September 4, 2019, which is the comparable fiscal date last year. Based on all available current information, the Company believes the combination of its cash, marketable securities, and credit facility availability will be more than sufficient to support its operations for at least the next twelve months.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, September 3, 2020, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international) at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.
A telephone replay of the call will be available until September 17, 2020, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13708095. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 238 total stores (227 of which were open as of September 2, 2020), including one RSQ-branded pop-up store, across 33 states, as well as its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on us, our operations, or our future financial condition or operating results, the actions that we may take in the future in response to the COVID-19 pandemic, and the impacts thereof on us, our operations, or our future financial condition or operating results, expectations regarding customer traffic and sales activities once stores have reopened, the effects of guidance from local, state and federal governments and health organizations on our future business operations, the possibility of repaying withheld store rents, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (or other weather, epidemics, pandemics, or other public health issues) on our business and operations, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, realize anticipated, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	August 1, 2020	February 1, 2020	August 3, 2019
ASSETS
Current assets:
Cash and cash equivalents	$132,955	$70,137	$62,388
Marketable securities	15,939	69,780	62,413
Receivables	13,287	7,485	11,758
Merchandise inventories	68,067	56,901	72,635
Prepaid expenses and other current assets	3,956	4,561	4,845
Total current assets	234,204	208,864	214,039
Operating lease assets	244,040	263,649	256,048
Property and equipment, net	56,805	66,176	68,010
Other assets	8,458	7,951	2,194
Total assets	$543,507	$546,640	$540,291
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,710	$20,562	$39,475
Accrued expenses	19,416	20,755	23,112
Line of credit	23,675	—	—
Deferred revenue	9,443	11,761	8,330
Accrued compensation and benefits	6,891	7,190	6,132
Dividends payable	—	29,677	—
Current portion of operating lease liabilities	64,470	55,321	53,744
Total current liabilities	172,605	145,266	130,793
Noncurrent operating lease liabilities	222,015	240,755	233,876
Other	319	718	1,182
Total liabilities	394,939	386,739	365,851
Stockholders’ equity:
Common stock (Class A)	22	22	22
Common stock (Class B)	8	8	8
Preferred stock	—	—	—
Additional paid-in capital	154,386	153,377	150,877
(Accumulated deficit) Retained earnings	(5,849)	6,280	23,296
Accumulated other comprehensive income	1	214	237
Total stockholders’ equity	148,568	159,901	174,440
Total liabilities and stockholders’ equity	$543,507	$546,640	$540,291

Tilly’s, Inc.
Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net sales	$135,845	$161,738	$213,134	$292,041
Cost of goods sold (includes buying, distribution, and occupancy costs)	94,171	110,019	169,866	204,638
Gross profit	41,674	51,719	43,268	87,403
Selling, general and administrative expenses	33,965	39,609	63,960	75,147
Operating income (loss)	7,709	12,110	(20,692)	12,256
Other income, net	311	572	720	1,401
Income (loss) before income taxes	8,020	12,682	(19,972)	13,657
Income tax expense (benefit)	2,754	3,398	(7,843)	3,696
Net income (loss)	$5,266	$9,284	$(12,129)	$9,961
Basic income (loss) per share of Class A and Class B common stock	$0.18	$0.31	$(0.41)	$0.34
Diluted income (loss) per share of Class A and Class B common stock	$0.18	$0.31	$(0.41)	$0.33
Weighted average basic shares outstanding	29,694	29,505	29,686	29,487
Weighted average diluted shares outstanding	29,700	29,678	29,686	29,739

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019
Cash flows from operating activities
Net (loss) income	$(12,129)	$9,961
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	9,987	10,286
Stock-based compensation expense	1,009	1,075
Impairment of assets	903	—
Loss on disposal of assets	64	145
Gain on sales and maturities of marketable securities	(677)	(848)
Deferred income taxes	(490)	(218)
Changes in operating assets and liabilities:
Receivables	(5,802)	(3,605)
Merchandise inventories	(11,166)	(16,826)
Prepaid expenses and other current assets	2,107	717
Accounts payable	28,376	15,055
Accrued expenses	701	4,243
Accrued compensation and benefits	(299)	(2,798)
Operating lease liabilities	8,577	(1,059)
Deferred revenue	(2,318)	(2,043)
Net cash provided by operating activities	18,843	14,085
Cash flows from investing activities
Purchases of property and equipment	(4,250)	(4,848)
Purchases of marketable securities	(15,968)	(62,079)
Proceeds from marketable securities	70,195	76,457
Net cash provided by investing activities	49,977	9,530
Cash flows from financing activities
Line of credit	23,675	—
Dividends paid	(29,677)	(29,453)
Proceeds from exercise of stock options	—	151
Taxes paid in lieu of shares issued for stock-based compensation	—	(85)
Net cash used in financing activities	(6,002)	(29,387)
Change in cash and cash equivalents	62,818	(5,772)
Cash and cash equivalents, beginning of period	70,137	68,160
Cash and cash equivalents, end of period	$132,955	$62,388

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2019 Q2	229	1	1	229	1,710
2019 Q3	229	4	1	232	1,732
2019 Q4	232	8	—	240	1,776
2020 Q1	240	—	1	239	1,768
2020 Q2	239	—	1	238	1,760
Note: The store counts noted above do not reflect the impact of stores temporarily closed as a result of the COVID-19 pandemic. As of September 2, 2020, the Company had 227, or 95%, of its total store count of 238 open to the public with reduced operating hours, restrictions on customer traffic, and new health protocols in place compared to last year at this time.

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com